Exhibit 2


                         (GPU ENERGY NEWS RELEASE LETTERHEAD)


          Date:                March 24, 1997

          Further Information: Ron Morano, 201-644-4297

          For Release:         Immediately

          Release Number:      35-97



          NJ  BOARD OF  PUBLIC UTILITIES  APPROVES GPU  ENERGY GLOBAL  RATE
          SETTLEMENT



               Morristown--The New  Jersey Board of Public  Utilities (BPU)

          today approved GPU Energy's global rate settlement which includes a  variety of rate-related items  to reduce rates  for New Jersey customers  of GPU Energy and provide rate stability into the year

          2000.   The  agreement  provides  for  a  net  rate  decrease  of

          approximately $5 million.

               JCP&L,  now doing business as  GPU Energy, the  Staff of the

          BPU  and the Ratepayer Advocate had agreed to the settlement last

          June,  pending  review  by an  Administrative  Law  Judge  of GPU

          Energy's request to  recover buyout costs  for the Freehold  non-

          utility generation project.

               The agreement includes a freeze on base rates until the year

          2000, a $12 million reduction in base rates and an approximate $7 million  increase  in  the  levelized  energy  adjustment  clause

          (LEAC).

               "We  are pleased  to have  reached this  agreement  with the

          BPU,"  said  GPU  Energy   president  Dennis  Baldassari.    "The

          agreement which freezes rates until the year 2000 demonstrates the commitment of the BPU, the BPU Staff, the Ratepayer Advocate and GPU Energy  to mitigate potential stranded  costs and provide rate stability to our customers.  We believe the issues addressed in  this settlement will help  pave the way  in the transition to the new competitive electricity  markets recently outlined in the

          BPU's proposed  findings and recommendations  in Phase II  of the

          New  Jersey  Energy  Master  Plan  on the  Restructuring  of  the

          electric Power Industry in New Jersey."

               One  element  of the  settlement  calls  for GPU  Energy  to recover over a seven-year  power purchase agreement with Freehold

          Cogeneration Associates L.P. (FCA).  The company entered into the agreement because the FCA  contract would have required customers to  pay more than $1 billion in  excess future energy costs.  The

          BPU approved this recovery on an interim basis subject to further expeditious review  of a possible conflict  between the testimony submitted to  the Administrative Law Judge  during the proceeding and certain  assertions being  made by FCA  in other  proceedings regarding the financing for the project.

               "While we certainly  would have preferred  that the BPU  not make the Freehold buyout  recovery interim," Baldassari said, "we are confident that the  BPU will quickly complete its  review and grant  final  approval,  assuring  full recovery  of  the  buyout costs."

               The other principal elements of the rate settlement are:

          o    A two-year recovery of  $14 million in buyout costs  for the

               Crown/Vista non-utility generation project.  GPU Energy will write off the remaining $3 million.

          o    A cap on GPU Energy's earnings at 12.2 percent.  if earnings exceed 12.2 percent, the surplus will be used to reduce base rates and potential stranded costs.

          o    A   $17  million  nuclear   depreciation  expense  increase,

               combined with a  transmission and distribution, and  general plant depreciation decrease of $12 million.

          o    An $11  million  nuclear decommissioning  expense  increase,

               effective Jan. 1, 1998.

          o    A $13 million  increase in the  expense of certain  employee post-employment benefit costs, effective Jan. 1, 1998.

          o    Resolution, for  GPU Energy, of current  generic proceedings before  the  BPU  regarding  the collection  of  non-utility generation capacity costs.

          o    Current  rate  recovery  of  the  depreciation  of   certain

               generating plants, which will be retired in the near future,

               will continue  to  be applied  to  the amortization  of  the unrecovered plant balances.

          o    A new structure for the collection of certain late payments,

               and a separate  new structure for the collection  of certain disconnect and reconnect fees.

          o    An  increase in  the company's  contribution to  the Helping hand  program for  low-income and  financially disadvantaged customers.

          o    No increase in the Levelized Energy Adjustment Clause (LEAC)

               until  the year 2000,  unless there is  an accumulated under recovery of $40 million in costs includable in the LEAC.